EXHIBIT 99.1

CDK Global Increases Regular Quarterly Cash Dividend

HOFFMAN ESTATES, Ill., Nov. 15, 2017 (GLOBE NEWSWIRE) -- CDK Global, Inc. (Nasdaq:CDK) today announced that its board of directors has approved a $0.01 increase in the quarterly cash dividend to an annual rate of $0.60 per share.

"This dividend increase demonstrates the confidence of the board and management in the company’s cash flow generation and continued ability to generate value for our shareholders," said Brian MacDonald, president and chief executive officer, CDK Global.

The new quarterly dividend rate of $0.15 per share compares with the previous quarterly dividend rate of $0.14 per share. This increased quarterly dividend is payable on December 29, 2017 to shareholders of record at the close of business on December 1, 2017.

About CDK Global

With more than $2 billion in revenues, CDK Global (Nasdaq:CDK) is a leading global provider of integrated information technology and digital marketing solutions to the automotive retail and adjacent industries. Focused on enabling end-to-end automotive commerce, CDK Global provides solutions to dealers in more than 100 countries around the world, serving approximately 28,000 retail locations and most automotive manufacturers. CDK solutions automate and integrate all parts of the dealership and buying process from targeted digital advertising and marketing campaigns to the sale, financing, insuring, parts supply, repair and maintenance of vehicles. Visit cdkglobal.com.

Investor Relations Contact:

Katie Coleman
847.485.4650
katherine.coleman@cdk.com

Media Contact:
David Webster, Aberdeen Strategies
469.222.3667
david.webster@aberdeenstrategies.com